Exhibit 99.1o

J.P. MORGAN MUTUAL FUND TRUST

CERTIFICATION OF AMENDMENT

TO DECLARATION OF TRUST

The undersigned, constituting a majority of the Trustees of J.P. Morgan Mutual Fund Trust (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust dated February 1, 1994, do hereby certify that in accordance with the provisions of Article IX, Section 9.3 of the Declaration of Trust, the Trustees of the Trust, by vote duly adopted by a majority of the Trustees, amended the Declaration of Trust as follows:

1.                                       Section 6.9 of Article VI is amended by adding the following paragraph (i) immediately following paragraph (h) of Section 6.9:

(i)                                     Notwithstanding anything in this Declaration to the contrary, the Trustees may, in their discretion, authorize the division of Shares of any series into Shares of one or more classes or subseries of such series.  All Shares of a class or a subseries shall be identical with each other and with the Shares of each other class or subseries of the same series except for such variation between classes or subseries as may be approved by the Board of Trustees and be permitted under the 1940 Act or pursuant to any exemptive order issued by the Commission.

IN WITNESS WHEREOF, the undersigned have executed this certificate as of the 19th day of August, 2004.  This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.

William J. Armstrong	Robert J. Higgins

Robert R. Eppley, Jr.	William G. Morton, Jr.

Dr. Matthew Goldstein	Fergus Reid, III

Ann Maynard Gray	James J. Schonbachler

Matthew Healey	Leonard M. Spalding, Jr.